Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
February 25, 2011	Hamburg	San Diego
	Hong Kong	San Francisco
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
Hyatt Hotels Corporation	Milan	Washington, D.C.

71 South Wacker Drive, 12th Floor

Chicago, Illinois 60606

Re:	Registration Statement on Form S-3 with respect to
19,442,309 shares of Class A Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as counsel to Hyatt Hotels Corporation, a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 19,442,309 shares of Class A common stock, par value $0.01 per share, of the Company (the “Shares”), by certain selling stockholders identified in the Registration Statement (as defined below). The Shares are issuable upon conversion of shares of Class B common stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) held by such selling stockholders in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2011 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (“Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, the Shares have been duly authorized by all necessary corporate action of the Company, and when the Shares have been issued by the Company upon the conversion of the Class B Common Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company, the Shares will have been validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP